CONFIDENTIAL

February 7, 2008

Dr. Craig A. Zabala
Chairman of the Board, President & Chief Executive Officer
Blackhawk Capital Group BDC, Inc.
14 Wall Street
New York, NY 10005

Dear Dr. Zabala,

This letter agreement (the "Agreement") will confirm the engagement of Richard J. Kelly, an individual ("Selling Agent"), by Blackhawk Capital Group BDC, Inc., a Delaware corporation and a business development company registered under the Investment Company Act of 1940, as amended (the "Company"), as selling agent in connection with the Company’s offering of a maximum of $5 million in common stock of the Company ("Securities") to accredited investors (the "Offering") pursuant to Regulation E under the Securities Act of 1933, as amended ("Securities Act"). Your services under this Agreement are non-exclusive.

1.
Scope of Selling Agent’s Services. Selling Agent will assist the Company in placing the Securities with investors by introducing investors to the Company to purchase Securities. The Company shall have absolute discretion to accept or reject a subscription from a prospective investor.

2.
Fees and Non-Exclusivity. In return for Selling Agent’s services in the placement of Securities, the Company will pay Selling Agent a cash fee equal to 10.00% (“Placement Fee”) of the gross proceeds of any Securities placed by the Selling Agent and accepted by the Company. Any Placement Fees payable to Selling Agent will be due at the closing date of the Offering and shall be payable to the Selling Agent by the Company.

[The Company shall also pay the Placement Fee on any Securities purchased by Selling Agent.]

3.	Expenses. The Company will not be responsible for any expenses of the Selling Agent related to the Offering.

4.	Term. This Agreement shall have no term and may be terminated at any time by the Company.

5.
Representations and Warranties of the Selling Agent. The Selling Agent represents and warrants to the Company as follows: (a) he is a licensed registered representative registered with the SEC, FINRA, and all States in which he is required to register; and (b) there are no judgments, orders, decrees, or like actions, or any proceedings pending, before the SEC, NASD, any State, or any court or arbitration panel that prohibit or effect the Selling Agent from carrying out his obligations under this Agreement.

6.
Confidentiality. In connection with this engagement, it is contemplated that the Selling Agent will receive from the Company certain information (including certain business planning, product, marketing, financial, and other information and materials) the Company considers confidential. The Selling Agent shall use this confidential information solely for the purpose of providing services to the Company and will not disclose to any party any such confidential information, except with the prior written approval of the Company.

7.
Miscellaneous. The Offering will be completed in accordance with Regulation E under the Securities Act, which is the offering exemption available to business development companies registered under the Investment Company Act of 1940, as amended ("Investment Company Act"), and all applicable state or other jurisdictional securities laws (i.e. “blue sky” laws). All investors in the Offering will be persons who qualify as accredited investors under all applicable federal and state securities laws.

The parties agree that their relationship under this Agreement is an advisory relationship only, and nothing herein shall cause the Selling Agent to be partners, agents or fiduciaries of, or joint venture partners with, the Company or with each other.

This Agreement may not be amended or modified except in writing and shall be governed by, and construed in accordance with the laws of the State of New York. Each party to this Agreement submits to the jurisdiction of the federal and state courts in New York, New York to decide any dispute regarding this Agreement.

8.
Selling Away Agreement with SMH Capital, Inc. This Agreement is conditioned upon, and shall only be enforceable, if Selling Agent delivers to the Company the selling away agreement from SMH Capital, Inc. in the form of Exhibit A attached hereto.

If this Agreement reflects our mutual understanding, please execute two copies in the space indicated below and return one to us.

Very truly yours,
/s/ Richard J. Kelly
Richard J. Kelly

Accepted and agreed to as of February 7, 2008:

BLACKHAWK CAPITAL GROUP BDC, INC.
/s/ Craig A. Zabala
Name:	Dr. Craig A. Zabala
Title:	Chairman of the Board, President & Chief Executive Officer

EXHIBIT A

SELLING AWAY AGREEMENT WITH SMH CAPITAL, INC.

SANDERS MORRIS HARRIS

John  T. Unger
GENERAL COUNSEL/SENIOR VICE PRESIDENT
January 31, 2008

Dr. Craig A. Zabala
Chairman, President and Chief Executive Officer
Blackhawk Capital Group BDC, Inc.
14 Wall Street, 11th  Floor
New York, NY 10005

Re: Selling Away Letter

Dear Dr. Zabala:

We hereby confirm that SMH Capital Inc. (formerly Sanders Morris Harris Inc.) (hereinafter "SMH") is registered as a broker-dealer under Section 15 of the Securities and Exchange Act of 1934 and is a member in good standing of the Financial Industry Regulatory Authority ("FINRA"). We further confirm that we have been duly notified by Richard J. Kelly, a registered representative of SMH, of the current $5,000,000 financing by Blackhawk Capital Group BDC, Inc. ("Blackhawk") under Regulation E of the Securities Act of 1933, as amended, pursuant to the Blackhawk Amended Offering Circular dated January 7, 2008 ("Current Offering") filed with the Securities and Exchange Commission ("SEC"). A Form 1-E (including an Offering. Circular) for the Current Offering was originally filed on December 3, 2007 with the SEC.

We have been advised by Mr. Kelly that SMH is not named in the Offering Circular with respect to the Current Offering in any capacity, including without limitation as an underwriter or placement agent.

Reference is made to the agreement dated October 31, 2006, between SMH and Blackhawk, as amended by the first- amendment dated January 27, 2007, and the second amendment dated July 13, 2007 (collectively the "SMH Agreement"). Pursuant to the SMH Agreement, SMH served as placement agent for Blackhawk's prior offering ("Prior Offering") of its common stock under Regulation E. The SMH Agreement by its terms terminated October 31, 2007. SMH acknowledges and agrees that the SMH. Agreement is terminated, that SMH no longer serves as placement agent or in any other role for Blackhawk, and that Blackhawk does not owe SMH any money, including, without limitation, any fees, commissions, and expenses.

Mr. Kelly previously served as an SMH employee who was in charge of the Prior Offering for SMH. Mr. Kelly is no longer employed by SMH, but as of January 31, 2008, retained his registered representative license with SMH.

We confirm that SMH declines to be involved in the Current Offering by Blackhawk and acknowledge that Mr. Kelly may proceed with assisting you with the Current Offering independent of SMH. SMH acknowledges that Mr. Kelly has informed us of the compensation arrangement between him and Blackhawk for his role with respect to the Current Offering, We have no objection to your paying any compensation earned by Mr. Kelly directly to Mr. Kelly for his work on the Current Offering and agree that SMH is not entitled to any portion of such compensation.

Very truly yours,
SMH CAPITAL INC.

/s/ John T. Unger
Name: John T. Unger
Title: Senior Vice President and General Counsel